Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-86761, 333-88881, 333-08483, 333-08477, 333-81646) of C2 Global Technologies Inc. (formerly Acceris Communications Inc.) of our report dated April 14, 2004, except for the restatement described in Note 3 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company's Annual Report on Form 10-K Amendment No. 1 for the year ended December 31, 2003, as to which the date is September 28, 2004 and except for the effects of the discontinued operations discussed in Note 6, as to which the date is March 27, 2006 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
San Diego, California
March 29, 2006